Exhibit 99.1

Micro Linear Corporation

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Micro Linear Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Micro Linear Corporation and its subsidiary at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 3, 2006

MICRO LINEAR CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$7,637	$10,920
Short-term investments	3,500	4,660
Accounts receivable, net of allowance for doubtful accounts of $97 and $139 at December 31, 2005 and 2004, respectively	2,638	2,878
Inventories	1,927	1,770
Other current assets	297	210

Total current assets	15,999	20,438
Property and equipment, net	410	459
Other assets	17	28

Total assets	$16,426	$20,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,269	$1,500
Accrued compensation and benefits	625	988
Deferred revenue	991	494
Other accrued liabilities	664	1,121

Total current liabilities	3,549	4,103

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $.001 par value; authorized shares 5,000,000; none issued	—	—
Common stock, $.001 par value; authorized shares 30,000,000; issued shares 15,679,303 and 15,144,552 at December 31, 2005 and 2004; outstanding shares 12,990,403 and 12,455,652 at December 31, 2005 and 2004	16	15
Additional paid-in capital	63,281	61,368
Accumulated deficit	(30,183)	(24,320)
Accumulated other comprehensive loss	(4)	(8)
Treasury stock, at cost, 2,688,900 shares at December 31, 2005 and 2004	(20,233)	(20,233)

Total stockholders’ equity	12,877	16,822

Total liabilities and stockholders’ equity	$16,426	$20,925

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)
Net revenue	$18,071	$20,637	$20,696
Cost of goods sold	8,797	9,103	11,256

Gross margin	9,274	11,534	9,440

Operating expenses:
Research and development	8,930	9,469	9,966
Selling, general and administrative	6,860	7,220	7,362
Gain on sale of land and buildings	—	(1,138)	—
Fixed asset impairment	—	—	1,500
Restructuring charges	—	166	1,022

Total operating expenses	15,790	15,717	19,850

Loss from operations	(6,516)	(4,183)	(10,410)
Interest and other income	426	252	297
Interest and other expense	(14)	(110)	(216)

Loss before income taxes	(6,104)	(4,041)	(10,329)
Provision for (benefit from) income taxes	(241)	24	78

Net loss	$(5,863)	$(4,065)	$(10,407)

Net loss per share (basic and diluted):
Net loss per share	$(0.46)	$(0.33)	$(0.85)

Weighted average number of shares used in per share computation	12,735	12,400	12,231

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount
	(In thousands, except share amounts)
Balance at December 31, 2002	12,203,298	$15	$60,352	$(9,848)	$24	$(20,233)	$30,310
Stock options exercised under employee stock option plans	68,058	—	165	—	—	—	165
Shares purchased under employee stock purchase plan	12,122	—	31	—	—	—	31
Compensation expense related to options issued to non-employees	—	—	33	—	—	—	33
Amortization of deferred compensation	—	—	2	—	—	—	2
Net loss	—	—	—	(10,407)	—	—	(10,407)	$(10,407)
Unrealized loss on short-term investments	—	—	—	—	(22)	—	(22)	(22)

Balance at December 31, 2003	12,283,478	15	60,583	(20,255)	2	(20,233)	20,112	$(10,429)

Stock options exercised under employee stock option plans	159,388	—	594	—	—	—	594
Shares purchased under employee stock purchase plan	12,786	—	56	—	—	—	56
Compensation expense related to options issued to non-employees	—	—	135	—	—	—	135
Net loss	—	—	—	(4,065)	—	—	(4,065)	$(4,065)
Unrealized loss on short-term investments	—	—	—	—	(10)	—	(10)	(10)

Balance at December 31, 2004	12,455,652	15	61,368	(24,320)	(8)	(20,233)	16,822	$(4,075)

Stock options exercised under employee stock option plans	522,926	1	1,756	—	—	—	1,757
Shares purchased under employee stock purchase plan	11,825	—	34	—	—	—	34
Compensation expense related to options issued to non-employees	—	—	36	—	—	—	36
Compensation expense related to the acceleration of employee options	—	—	87	—	—	—	87
Net loss	—	—	—	(5,863)	—	—	(5,863)	$(5,863)
Unrealized gain on short-term investments	—	—	—	—	4	—	4	4

Balance at December 31, 2005	12,990,403	$16	$63,281	$(30,183)	$(4)	$(20,233)	$12,877	$(5,859)

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(In thousands)
Operating activities:
Net loss	$(5,863)	$(4,065)	$(10,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of building	—	(1,138)	—
Depreciation and amortization	312	569	902
Provision for (reduction of) doubtful accounts	(42)	109	2
Asset impairment and restructuring	—	41	1,873
Provision for excess inventory	1,064	429	75
Stock-based compensation expense	123	135	35
Changes in assets and liabilities:
Accounts receivable	282	(2,050)	76
Inventories	(1,221)	184	(246)
Other assets	(76)	351	1,609
Accounts payable	(231)	(1,183)	607
Accrued compensation, and other accrued liabilities	(820)	146	(366)
Deferred revenue	497	(187)	(1,364)

Net cash used in operating activities	(5,975)	(6,659)	(7,204)

Investing activities:
Purchases of property and equipment	(263)	(560)	(543)
Proceeds from sale of land and buildings	—	6,530	—
Purchases of short-term investments	(6,429)	(8,577)	(11,702)
Proceeds from sales and maturities of short-term investments	7,593	12,873	17,418

Net cash provided by investing activities	901	10,266	5,173

Financing activities:
Principal payments on debt	—	(2,040)	(263)
Proceeds from issuance of common stock	1,791	650	196

Net cash provided by (used in) financing activities	1,791	(1,390)	(67)

Net increase (decrease) in cash and cash equivalents	(3,283)	2,217	(2,098)
Cash and cash equivalents at beginning of year	10,920	8,703	10,801

Cash and cash equivalents at end of year	$7,637	$10,920	$8,703

Supplemental disclosure of cash paid during the year for:
Interest	$—	$98	$166
Income taxes, net of refunds	$52	$11	$(1,368)

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. In addition, we offer networking products consisting mainly of media conversion products that enable implementation of cost effective fiber to the home or FTTH systems. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide.

Fiscal Year

We report results of operations on the basis of fifty-two or fifty-three week periods, ending on the Sunday closest to December 31. Fiscal years 2005, 2004, and 2003 ended on January 1, 2006, January 2, 2005, and December 28, 2003. Fiscal year 2005 and 2003 were comprised of fifty-two weeks, and fiscal year 2004 was comprised of fifty-three weeks. For presentation purposes, the accompanying financial statements refer to the calendar year end of each respective year.

Principles of Consolidation

The consolidated financial statements include the accounts of Micro Linear Corporation and its subsidiary in the United Kingdom. All significant inter-company accounts and transactions have been eliminated.

The Company has designated the U.S. dollar as the functional currency for its United Kingdom subsidiary since that subsidiary is dependent on the parent company for support. The gains and losses resulting from the transactions of the United Kingdom subsidiary are recorded as other income and expense. For fiscal years 2005, 2004, and 2003 such transaction gains and losses were not significant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

Liquidity

The Company has an accumulated deficit of $30.2 million as of December 31, 2005 and has incurred a net loss of $5.9 million during the year ended December 31, 2005. The Company believes that its existing cash resources will fund any anticipated operating losses, purchases of capital equipment and provide adequate working capital for the next twelve months. The Company’s liquidity is affected by many factors including, among others, the extent to which the Company pursues additional capital expenditures, the level of the Company’s product development efforts, and other factors related to the uncertainties of the industry and global economies. Accordingly, there can be no assurance that events in the future will not require the Company to seek additional capital sooner or, if so required, that such capital will be available on terms acceptable to the Company.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to the presentation for the year ended December 31, 2005. Such reclassifications had no affect on previously reported results of operations or retained earnings.

Revenue Recognition and Deferred Revenue

We recognize revenue from product shipped directly to OEM customers at the time of shipment, provided that we have received a signed purchase order, the price is fixed or determinable, title has transferred, and collection of the resulting receivable is reasonably assured. Sales to our OEM customers are made without a right of return and revenue on these sales is recognized upon shipment. We defer recognition of revenue from sale of our products to distributors under agreements which allow certain rights of return and price adjustments on unsold inventory. The associated cost of product on these sales to distributors is included in inventory. Revenue and cost of product is recognized when the distributor resells the product to its customers. Some sales to distributors are below contract pricing and do not allow price adjustments or return privileges. Such sales are recognized as revenue upon shipment.

Research and Development

We expense the cost of research and development as incurred. Research and development expenses principally consist of payroll and related costs and the cost of prototypes.

Concentration of Credit Risk and Foreign Sales

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash equivalents, short-term investments and trade accounts receivable.

As of December 31, 2005, our investment portfolio consisted of U.S. government obligations, commercial paper and money market funds, typically with maturities of less than 12 months. Some of these securities are subject to interest rate risk, and will decline in value if market interest rates increase. Historically we have not incurred significant changes due to the impact from interest rate changes on income or cash flows.

Our sale and purchase transactions are denominated in U.S. dollars. We primarily sell our products to original equipment manufacturers and distributors. We believe that our evaluation process, relatively short collection terms and the high level of creditworthiness of our customers substantially mitigate the concentration of credit risk in our trade accounts receivable. We perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed necessary, but generally require no collateral. Allowances for potential credit losses are established based on management’s review of individual accounts.

In fiscal 2005, Uniden Corporation, Giant Electronics Limited (a subcontractor for Plantronics), and Vtech Telecommunications accounted for 44%, 15%, and 12% of net revenue, respectively. In fiscal 2004, Uniden Corporation and Giant Electronics Limited accounted for 55% and 10% of our net revenue, respectively. In fiscal 2003 Uniden Corporation accounted for 56% of our net revenue. Sales to foreign customers represented approximately 94%, 94%, and 91% of net revenue for fiscal years 2005, 2004 and 2003, respectively. These sales were principally to customers in Asia and Europe. We maintain reserves for potential credit losses, and historically such losses have been within management’s expectations.

At December 31, 2005, receivables from three customers accounted for 36%, 21% and 16% of total receivables, respectively. At December 31, 2004 receivables from three customers accounted for 45%, 22% and 12% of total receivables, respectively.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments with maturities of three months or less from the date of acquisition to be cash equivalents.

Short-Term Investments

We account for investments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

We invest in U.S. government obligations, commercial paper and money market funds that mature in one year or less. All securities are classified as available-for-sale and are recorded at fair value. Unrealized holding gains and losses are recorded as a separate component of other comprehensive income or loss within stockholders’ equity. Unrealized gains (losses) for the years ended December 31, 2005, 2004, and 2003 amounted to $4,000, ($10,000), and ($22,000) respectively. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest and other income or interest expense, as appropriate. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest and other income.

Fair Value of Financial Instruments

Our financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities and certain other long-term assets, approximate their fair values due to the short maturity of these instruments. We do not hold or issue financial instruments for trading purposes.

Inventories

We value inventories at the lower of standard cost or market. Standard costs are periodically adjusted to approximate actual costs on a first-in, first-out basis. The value of inventories is reduced by an estimated allowance for excess and obsolete inventories. This allowance for excess and obsolete inventories is based upon our review of demand for products in light of our sales projections for the next twelve months, current market conditions, and market trends, and permanently reduces the cost basis of the underlying inventory. In the fourth quarter of 2005, we recorded a charge of approximately $1.0 million to provide for potential excess inventories related to our first generation Personal Handyphone System (PHS) products, the ML1900 and ML1901, which have received only limited market acceptance.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining term of the lease. Repair and maintenance costs are charged to expense as incurred.

When property and equipment is sold or scrapped, the cost of the asset and the related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss, if any, is included in other income or expense.

Net Income (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share exclude potential common stock if the effect is anti-dilutive. Diluted net earnings (loss) per share include the effect of all potentially dilutive common stock outstanding during the period. We compute diluted earnings (loss) per share using the treasury stock method for stock options outstanding.

Long-lived Assets

We evaluate the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144”), which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. In the third quarter of 2003, we completed an impairment review of our land and buildings. The review was undertaken due to continued weakness in the commercial real estate markets, local vacancy rates and recent real estate transactions in our local market. Upon completion of our review, we determined that the carrying values of these assets exceeded their future undiscounted cash flows. Accordingly, we recorded an impairment loss of $1.5 million to write down the assets to their current estimated market value. In July 2004, we sold our San Jose facilities for approximately $7.0 million. We recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were not material in 2005, 2004 and 2003, respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold.

Accelerated Vesting of Stock Options

On December 21, 2005, we accelerated vesting of outstanding unvested stock options having an exercise price per share of $1.90 or higher for options that were held by our current employees, with the exception of our executive officers and our non-employee directors. The acceleration was approved by our Board of Directors. The closing price of our stock on December 20, 2005, the last trading day before acceleration, was $1.67. As a result of such acceleration, options granted predominantly from 2002 through 2005 with respect to approximately 662,755 shares of our common stock became fully vested. These options represented approximately 19 percent of the total shares of our common stock subject to outstanding options and, prior to such acceleration, approximately 58 percent of the total shares of our common stock subject to outstanding unvested options.

The purpose of the accelerated vesting was to enable us to avoid recognizing in our statement of operations non-cash compensation expense associated with these options in future periods, upon the expected implementation of SFAS No. 123R in January 2006. The future expense eliminated by the acceleration, based on a Black-Scholes calculation, was approximately $0.4 million in 2006, $0.2 million in 2007, $0.1 million in 2008 and $0.1 million in 2009 on a pre-tax basis. The acceleration did not result in any stock-based compensation expense in accordance with APB No. 25.

Pro Forma Net Income (Loss)

As required by SFAS No. 123 and SFAS No. 148, we disclose our pro forma net income (loss) as if we had accounted for our employee stock purchase plan, employee stock options and director stock options subsequent to December 31, 1994 under the fair value method of SFAS No. 123. We estimate the fair value for these options at the date of grant using the Black-Scholes option pricing model and the multiple option approach with the following weighted-average assumptions:

	Employee Stock Purchase Plan			Stock Option Plans
	2005	2004	2003	2005	2004	2003
Expected life (in years)	0.5	0.5	0.5	2.6	2.3	2.6
Risk-free interest rate	3.36%	1.40%	1.09%	3.68%	2.22%	2.60%
Volatility	46%	54%	63%	46%	58%	63%
Dividend yield	—	—	—	—	—	—

The Black-Scholes option valuation model is intended for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable, which differs significantly from the terms of our stock option awards. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly affect the calculated grant date fair value. The weighted average estimated fair values of shares issued under the Employee Stock Purchase Plan granted during 2005, 2004 and 2003 were $1.43, $1.65 and $0.99 respectively. The weighted average fair values of options granted under the employee and directors’ stock option plans during fiscal years 2005, 2004 and 2003 were $1.55, $2.04 and $1.26 respectively.

The following table illustrates the effect on our net loss and net loss per share if we had recorded compensation costs based on the estimated grant date fair value as defined by SFAS No. 123 for all granted stock-based awards.

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)
Net loss, as reported	$(5,863)	$(4,065)	$(10,407)
Add: Stock-based employee compensation expense included in reported net loss	87	—	2
Deduct: Stock-based compensation expense determined under fair value based method for employee awards	(2,165)	(1,073)	(973)

Pro forma net loss	$(7,941)	$(5,138)	$(11,378)

Pro forma net loss per share:
Basic	$(0.62)	$(0.41)	$(0.93)
Diluted	$(0.62)	$(0.41)	$(0.93)
Reported net loss per share:
Basic	$(0.46)	$(0.33)	$(0.85)
Diluted	$(0.46)	$(0.33)	$(0.85)

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances, including transactions resulting from investments by owners and distributions to owners, and is to include unrealized gains and losses that historically have been excluded from net income (loss) and reflected instead in equity. For all periods presented, the primary differences between our net loss and comprehensive loss arise from unrealized gains and losses on our short-term investments.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment,” an amendment to Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation” and Statement on Financial Accounting Standards No. 95, “Statement of Cash Flows.” The revised standard addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB No. 25. Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income. In addition, the adoption of SFAS 123R will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. On March 29, 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 107 (SAB 107). This Bulletin summarizes the views of the SEC staff regarding the interaction between SFAS 123R, Share-Based Payment, and certain SEC rules and regulations and provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies. In April 2005, the SEC postponed the implementation date of SFAS 123R to the fiscal year beginning after June 15, 2005. We will use the Black-Scholes method of determining the fair value of our options and the modified prospective application. Currently, we disclose the pro forma net income (loss) and related pro forma income (loss) per share information in accordance with SFAS 123 and Statement on Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation Costs — Transition and Disclosure.” Adoption of the new standard will have an adverse impact on our results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS No. 151”), “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. SFAS No. 151 will be effective in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material effect on our financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS No. 153”), “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 will be effective for nonmonetary transactions in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material effect on our financial position or results of operations.

In May 2005, as part of a broader attempt to eliminate differences with the International Accounting Standards Board, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20 (“APB No. 20”), “Accounting Changes,” and FASB Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Opinion No. 20 had required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted. SFAS No. 154 requires retrospective application of the change to prior periods’ financial statements, unless it is impracticable to determine the period-specific effects of the change. The Statement is effective for fiscal years beginning after December 15, 2005. The adoption of this statement is not expected to have a material effect on our financial statements.

2. Composition of Certain Financial Statement Captions

Inventories consist of the following (in thousands):

	December 31,
	2005	2004
Work-in-process	$614	$677
Finished goods	745	954
Inventory held by distributors	568	139

Total inventories	$1,927	$1,770

Property and equipment consist of the following (in thousands):

	December 31,
	2005	2004
Machinery and equipment	$5,838	$5,786
Accumulated depreciation and amortization	(5,428)	(5,327)

Net property and equipment	$410	$459

Depreciation and amortization expense was $312,000, $569,000 and $902,000 in fiscal years 2005, 2004, and 2003 respectively. Depreciation and amortization are less in 2005 than in prior years because we sold our buildings in July 2004. In addition, we disposed of some fully-depreciated furniture and equipment that was primarily related to the sale of the buildings.

Other accrued liabilities consist of the following (in thousands):

	December 31,
	2005	2004
Accrued audit fees	$110	$190
Legal and associated	—	171
Accrued commissions	79	80
Taxes payable	103	363
Restructuring	73	149
Accrued termination costs	248	37
Other accrued liabilities	51	131

Total other accrued liabilities	$664	$1,121

3. Fixed Asset Impairment, Restructuring Charges and Sale of Land and Buildings

In the third quarter of 2003, we completed an impairment review of our land and buildings. The review was undertaken due to an unsolicited offer to purchase our facilities, continued weakness in the commercial real estate markets, local vacancy rates and recent real estate transactions in our local market. Upon completion of our review, we determined that the carrying values of these assets exceeded their future undiscounted cash flows. Accordingly, we recorded an impairment loss of $1.5 million to write down the assets to their current estimated market value.

In July 2004, we sold our San Jose facilities for approximately $7.0 million. We recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs.

In the second quarter of 2003, we announced a restructuring plan to better align our organizational structure with current business conditions. This realignment process included workforce reductions across all functions of the Company’s operations and a consolidation of our design centers into our San Jose facility. The activity in our restructuring reserve, consisting of restructuring charges and related utilization, for the fiscal years ended December 31, 2005, 2004, and 2003 is shown in the table below. In 2004 we provided $0.2 million for our remaining lease obligations, net of expected sublease payments, on our Utah facility which we vacated in the first quarter of 2004. When these facilities were vacated, the related accrued rent was reclassified to our restructuring reserves. The remaining balance of the reserve relates to our continuing obligations for costs of the Utah facility in excess of expected sublease payments.

	Severance and Benefits	Excess Facilities	Total
	(In thousands)
Balance, December 31, 2002	$—	$—	$—
Additional provisions	689	373	1,062
Utilizations	(663)	(373)	(1,036)

Balance, December 31, 2003	26	—	26
Additional provisions	—	166	166
Reclassification	—	82	82
Utilizations	(26)	(99)	(125)

Balance, December 31, 2004	—	149	149
Utilizations	—	(76)	(76)

Balance, December 31, 2005	$—	$73	$73

We recorded restructuring charges in 2003 of approximately $1.0 million, consisting primarily of employee severance and related termination costs of $0.6 million and a fixed asset impairment charge of $0.4 million for assets to be disposed of due to headcount reductions and vacating facilities. We did not maintain any restructuring reserves at the beginning of 2003 but had a $26,000 ending reserve balance to provide for employee severance costs that had been incurred but not paid during 2003.

4. Net Loss Per Share

Following are the details of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004	2003
Net loss	$(5,863)	$(4,065)	$(10,407)
Weighted average common shares outstanding	12,735	12,400	12,231

Basic and diluted loss per share	$(0.46)	$(0.33)	$(0.85)

Options to purchase 3,490,173, 3,952,924, and 3,956,332 shares of common stock at weighted average exercise prices of $4.31, $4.11, and $3.79 per share were outstanding during 2005, 2004, and 2003 respectively, but were not included in the respective computation of diluted loss per share because such options were anti-dilutive. These options expire periodically from 2006 through 2015.

5. Stockholders’ Equity

Preferred Stock

The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received for the stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. In August 1998, the Board of Directors designated 30,000 shares of Preferred Stock as Series A Participating Preferred Stock in connection with the adoption of a shareholders rights program. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Micro Linear. No such preferred stock was issued or outstanding anytime during fiscal years 2005, 2004, and 2003.

Shareholder Rights Plan

In August 1998, we implemented a plan to protect shareholders’ rights in the event of a proposed takeover of Micro Linear. Under the plan, each share of our outstanding common stock carries one right to purchase one-thousandth of a share of Series A Participating Preferred Stock (the “Right”) at an exercise price of $30.00 per Right. The Rights are redeemable by Micro Linear at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of our common stock. Ten days after a person or group acquires 15% or more of our common stock, each unredeemed Right not owned by a holder of 15% or more of the common stock (or an affiliate of such holder) will entitle the holder to purchase shares of Micro Linear common stock having a market value of $60.00. The Rights expire in August 2008.

Common Stock

Holders of common stock are entitled to receive dividends as declared by the Board of Directors out of legally available funds. No dividends have been declared or paid during fiscal years 2005, 2004 and 2003.

Stock Option Plans

In August 1992, we adopted the 1991 Stock Option Plan (the “1991 Plan”), under which employees and consultants may be granted incentive stock options to purchase shares of Micro Linear’s common stock at not less than the fair value on the date of grant, or nonstatutory stock options to purchase common stock at not less than 85% of the fair value on the date of grant. To date, no stock options have been granted with an exercise price less than the fair value on the date of grant.

In May 1997, the Board of Directors and stockholders approved an amendment to the 1991 Plan to provide for an annual increase in the number of shares of common stock reserved for issuance under the Plan equal to 4% of fully diluted shares for a two-year period commencing on January 1, 1998. The number of shares reserved increased by 588,720 and 575,885 in fiscal years 1999 and 1998, respectively. At the Annual Meeting of Stockholders on August 9, 2001, stockholders approved an amendment to the 1991 Stock Option Plan to extend the term of the plan by ten years, to May 22, 2011. We have reserved 5,028,605 shares for issuance under the terms of the 1991 Plan at December 31, 2005.

In March 1998, we adopted the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”), under which employees, directors and consultants may be granted nonstatutory stock options to purchase shares of Micro Linear common stock. Executive officers may only receive options under the 1998 Plan as an inducement essential to their initial employment. We initially reserved 600,000 shares for issuance under the terms of the 1998 Plan.

In January 1999, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 600,000 to 1,000,000 shares. In February 2000, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 1,000,000 to 1,500,000 shares. Between May and July of 2002, the Board of Directors amended the 1998 Plan and approved increases in the shares reserved for option grants under the 1998 Plan totaling 565,794 shares. We have reserved 2,065,794 shares for issuance under the terms of the 1998 Plan at December 31, 2005.

Through fiscal year 2002, our standard stock option agreements under the 1991 and 1998 Plans provided that 25% of the stock subject to the option will vest upon each of the first and second anniversaries from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next two years. Beginning with our 2003 fiscal year, our standard stock option agreements under the 1991 and 1998 Plans provide that 25% of the stock subject to the option will vest upon the first anniversary from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next three years. Generally, the terms of these plans provide that options expire ten years from the date of grant.

Activity and price information regarding the 1991 and 1998 plans are as follows:

	Available for Grant	Outstanding Options
		Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2002	1,763,397	3,576,540	$3.99
Options granted	(1,024,000)	1,024,000	3.17
Options exercised	—	(58,058)	2.35
Options canceled	848,150	(848,150)	4.23

Balance at December 31, 2003	1,587,547	3,694,332	3.74
Options granted	(279,000)	279,000	6.06
Options exercised	—	(159,388)	3.73
Options canceled	173,020	(173,020)	3.57

Balance at December 31, 2004	1,481,567	3,640,924	4.04
Options granted	(934,000)	934,000	4.99
Options exercised	—	(462,926)	3.37
Options canceled	853,825	(853,825)	4.76

Balance at December 31, 2005	1,401,392	3,258,173	$4.25

In October 2003, we granted stock options to four non-employee members of our Technical Advisory Board and recognized $19,000 of stock compensation expense. In addition, we recognized $14,000 of stock compensation expense during fiscal 2003 related to stock options held by a former employee who is now serving on our Technical Advisory Board. In 2004, we granted stock options to five non-employee members of our Technical Advisory Board, for which we recognized $87,000 of stock compensation expense. In addition, we recognized $48,000 related to stock options held by former employees now serving on our Technical Advisory Board. In 2005, we granted stock options to four members of our Technical Advisory Board, for which we recognized $36,000 of stock compensation expense. In addition, we recognized $87,000 of stock compensation expense related to the accelerated vesting of stock options held by two employees of Micro Linear who left the company during 2005.

Director Stock Option Plan

The Director Stock Option Plan (the Director Plan) was adopted by shareholders in October 1994. Under the Director Plan, we initially reserved 80,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The Director Plan provides that each person who was an outside director on October 13, 1994, and each outside director who subsequently becomes a member of the Board of Directors, shall be automatically granted an option to purchase 10,000 shares on the date on which such person first becomes an outside director, whether through election by the stockholders or appointment by the Board of Directors to fill a vacancy. In addition, each outside director was to automatically receive a nonstatutory option to purchase 7,000 shares of common stock upon such director’s annual re-election to the Board, provided the director had been a member of the Board of Directors for at least six months upon the date of re-election.

At their annual meeting in June 1998, the stockholders approved an amendment to the Director Plan, which increased from 80,000 to 180,000 the number of shares available for grants.

At their annual meeting in June 2000, the stockholders approved an amendment to the Director Plan which: 1) increased the shares available for grant from 180,000 to 680,000, 2) increased the option grant to each outside director who subsequently becomes a member of the Board of Directors from 10,000 to 50,000 shares on the date on which such person first becomes an outside director, whether through election by stockholders or by appointment by the Board of Directors, and 3) increased the option grant from 7,000 to 10,000 shares to each outside director upon the director’s annual re-election by the Board of Directors, provided the director has been a member of the Board of Directors for at least six months upon the date of re-election.

The 50,000 share grant vests at the rate of 25% of the option shares upon the first and second anniversaries of the date of grant and 1/48th of the option shares per month thereafter, and the 10,000 share grant vests monthly over a twelve-month period, in each case unless cancelled sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan.

On May 23, 2005, the Board of Directors approved an amendment to the 1994 Director Options Plan to provide for the acceleration of all unvested options granted to directors thereunder in the event of a change of control of the Company. It also approved a resolution to amend all option grants to non-employee members of the Board of Directors pursuant to the 1994 Director Plan and the 1998 Nonstatutory Stock Option Plan to provide for full acceleration of all remaining options in the event of a change in control. The 1994 Director Plan expired on August 2, 2004.

Option activity under the Directors’ Plan is as follows:

		Options Outstanding
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2002	356,083	292,000	$5.12
Granted	(40,000)	40,000	3.05
Exercised	—	(10,000)	2.85
Cancelled	60,000	(60,000)	6.38

Balance at December 31, 2003	376,083	262,000	4.60
Granted	(50,000)	50,000	6.67
Expired	(326,083)	—	—

Balance at December 31, 2004	—	312,000	4.93
Granted	—	—	—
Exercised	—	(60,000)	3.25
Cancelled	20,000	(20,000)	6.98
Expired	(20,000)	—	6.98

Balance at December 31, 2005	—	232,000	$5.19

The following table summarizes information about all stock options at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable at December 31, 2005	Weighted- Average Exercise Price
$1.90 - $3.05	894,096	6.83	$2.84	810,867	$2.82
$3.13 - $3.53	783,512	5.94	$3.40	707,052	$3.40
$3.60 - $5.00	902,803	7.91	$4.44	689,052	$4.40
$5.19 - $6.94	742,662	7.34	$6.17	649,641	$6.20
$7.00 - $9.06	167,100	3.54	$7.52	167,100	$7.52

	3,490,173	6.86	$4.31	3,023,712	$4.30

At December 31, 2004 there were 2,862,411 options exercisable at a weighted average exercise price of $4.18. At December 31, 2003 there were 2,201,182 options exercisable at a weighted average exercise price of $4.22.

Employee Stock Purchase Plan

We adopted our current Employee Stock Purchase Plan (the “1998 Purchase Plan”) in September 1998. An aggregate of 200,000 shares of common stock were initially reserved for issuance under the Purchase Plan. The Purchase Plan provides that all employees may purchase common stock on specified dates via payroll deductions, at 85% of its fair market value on the Enrollment Date or the Exercise Date, whichever is lower. Sales under the 1998 Purchase Plan in fiscal years 2005, 2004 and 2003 were 11,825, 12,786 and 12,122 shares of common stock, with a total purchase price of approximately $34 thousand, $56 thousand, and $30 thousand, respectively. The Plan provides for an annual increase in the shares available for purchase equal to a) the lesser of the number of shares of Common Stock repurchased by Micro Linear during the prior year or b) the number of shares of Common Stock issued under the Plan in the prior year, or c) a lesser amount determined by the Board. As of December 31, 2005, there were 101,191 shares available for purchase under the 1998 Purchase Plan.

6. 401(k) Tax Deferred Savings Plan

We have a 401(k) Tax Deferred Savings Plan (the Plan) that allows eligible employees to contribute from 1% to 15% of their pre-tax salary up to a maximum of $14,000 for employees age 49 and under and $18,000 for employees over age 50 during 2005. Effective October 27, 1997, the Plan was amended to provide for a discretionary matching contribution up to $80 per pay period per employee to all employees contributing to the Plan. Company contributions to the Plan were approximately $98,000, $94,000 and $104,000 in fiscal years 2005, 2004 and 2003, respectively.

7. Income Taxes

We maintain reserves related to estimated tax contingencies pertaining to federal, state and foreign income taxes. In 2005, we recorded a $241 thousand net income tax benefit, primarily related to the release of contingent tax liabilities no longer deemed necessary due to the expiration of statutes of limitations, pertaining to certain prior years’ state tax filings.

The components of the provisions (benefit) for income taxes are as follows (in thousands):

	December 31,
	2005	2004	2003
Current:
Federal	$—	$—	$—
State	(246)	17	18
Foreign	5	7	60

	(241)	24	78

Deferred:
Federal	—	—	—
State	—	—	—

Provision (benefit) for taxes on income	$(241)	$24	$78

The difference between the provision for taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before provision for taxes is explained below (in thousands):

	December 31,
	2005	2004	2003
Tax at federal statutory rate	$(2,075)	$(1,374)	$(3,512)
State tax, net of federal benefit	(348)	(310)	(431)
Reclass of previously accrued taxes	(256)	—	—
Other	(584)	1,310	(1,744)
Increase (decrease) in valuation allowance	3,022	398	5,765

Provision (benefit) for taxes	$(241)	$24	$78

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Depreciation and amortization	$695	$447
Deferred revenue	395	136
Other accruals and reserves	934	964
Capitalized research and development	1,441	958
Other deferred tax assets	467	273
NOL carryforwards	14,995	13,127

Total gross deferred tax assets	18,927	15,905
Less: valuation allowance	(18,927)	(15,905)

Net deferred tax assets	$—	$—

We have established a valuation allowance as management has determined that the realization of these assets is uncertain.

As of December 31, 2005, we had federal and state net operating loss carryforwards of approximately $41.2 million and $16.7 million, respectively, to offset future taxable income. In addition, we had federal and state credit carryforwards of approximately $342 thousand and $188 thousand available to offset future liabilities. Our net operating loss carryforwards, as well as credit carryforwards, will expire at various dates beginning in 2010 through 2025, if not utilized.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event of a change in ownership, utilization of the carryforwards could be restricted.

8. Revenue by Geographic Region and Product Line

Micro Linear develops integrated circuits and modules that enable cost effective, high performance digital wireless communications and connectivity for a broad range of voice and data applications. As of December 31, 2005, Micro Linear is organized as one business segment.

The following is a summary of revenue by geographical region and product line (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net revenue by geographic region:
United States	$1,007	$1,150	$1,839
Japan	8,133	11,745	11,922
Hong Kong	7,203	4,798	2,140
Other Asia	718	824	1,562
Canada	86	132	120
Europe	924	1,988	3,037
Other	—	—	76

Total	$18,071	$20,637	$20,696

	Year Ended December 31,
	2005	2004	2003
Net revenue by product line:
Wireless	$14,334	$15,257	$13,225
Networking	3,737	5,380	7,471

Total	$18,071	$20,637	$20,696

9. Commitments and Contingencies

Legal Proceedings

From time to time we have received correspondence from vendors, distributors, customers or end-users of our products regarding disputes with respect to contract rights, product performance or other matters that occur in the ordinary course of business. Some of these disputes may involve us in costly litigation or other actions, the outcome of which cannot be determined in advance and may adversely affect our business. The defense of lawsuits or other actions could divert our management’s attention away from running our business. In addition, negative developments with respect to litigation could cause the price of our common stock to decline significantly.

Lease Commitments

We have various software and equipment operating leases. Our facility rental expenses in the years ended December 31, 2005, 2004 and 2003 totaled approximately $270,000, $218,000 and $245,000, respectively. Our facility rental lease agreement expired in July 2005 and we currently have a month-to month agreement with a three-month notice period. Future minimum lease payments for software and equipment operating leases are as follows (in thousands):

Fiscal Year
2006	$507
Thereafter	—

Total minimum lease payments	$507

Purchase Commitments

Our manufacturing relationships with foundries allow for the cancellation of all outstanding purchase orders, but require repayment of all expenses to date. As of December 31, 2005, foundries had incurred approximately $0.5 million of manufacturing expenses on our outstanding purchase orders.

10. Subsequent Events

On February 27, 2006 we announced a Tender Offer to exchange outstanding employee stock options for new options, which was completed on March 28, 2006. Under the terms of the tender offer, 2,028,283 fully vested options with a weighted average exercise price of $4.08 per share were surrendered by employees in exchange for 1,876,947 options all with an exercise price of $1.67 per share. The new options have a term of five years and will vest over a two year period. All U.S. employees were eligible to exchange options at a rate of one-for-one, except for the Chief Executive Officer, who was eligible to exchange options at a rate of 1.3-for-one, and Vice President of Engineering and Vice President of Operations and Chief Financial Officer who were eligible to exchange options at a rate of 1.1-for-1. Non-employee members of our Board of Directors were not eligible to participate in this offer. The purpose of this exchange offer was to provide an effective long-term incentive compensation program to our employees. This modification did not result in a significant incremental stock based compensation expense in accordance with SFAS No. 123(R).

11. Selected Quarterly Financial Data (unaudited)

	Quarters Ended in Fiscal Year 2005
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(Amounts in thousands, except earnings per share)
Net revenue	$4,247	$5,964	$3,674	$4,186
Gross margin	$2,203	$3,634	$2,085	$1,352
Net loss	$(1,512)	$(850)	$(1,772)	$(1,729)
Basic and diluted loss per share	$(0.12)	$(0.07)	$(0.14)	$(0.13)

	Quarters Ended in Fiscal Year 2004
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(Amounts in thousands, except earnings per share)
Net revenue	$3,840	$6,508	$5,875	$4,414
Gross margin	$1,747	$3,825	$3,410	$2,553
Net income (loss)	$(2,720)	$(817)	$607	$(1,136)
Basic earnings (loss) per share	$(0.22)	$(0.07)	$.05	$(0.09)
Diluted earnings (loss) per share	$(0.22)	$(0.07)	$.04	$(0.09)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)
Allowance for doubtful accounts — accounts receivable:
Balance, beginning of period	$139	$30	$58
Additions to allowance	—	109	2
Deductions, net of recoveries	(42)	—	(30)

Balance, end of period	$97	$139	$30